UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☐

Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

ROBERT J. TANNOR

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On October 23, 2023, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Delaware Chancery Court Rules in Favor of Paragon Finding Credible Basis That Wrongdoing Occurred at Ocean Power Technologies

EASTON, PA – October 23, 2023

On October 20, 2023, the Delaware Court of Chancery ruled that Paragon Technologies (“Paragon”) (OTC PINK:PGNT) set forth a credible basis to suspect wrongdoing by the directors and officers of Ocean Power Technologies (“OPT” or the “Company”) and ordered OPT to provide Paragon with certain books and records for an investigation.

Paragon made a books and records demand to OPT on July 17, 2023. OPT, however, refused to provide any of the books and records, forcing Paragon to commence litigation on July 26, 2023. During the trial on October 4, 2023, Paragon expressed concerns about, among other things, OPT’s alarming financial losses, skyrocketing expenses, and increasing director and officer compensation. Paragon also raised concerns about measures that OPT’s board of directors has taken for the apparent purpose of interfering with Paragon’s ongoing efforts to elect five new directors at OPT’s 2023 annual meeting of stockholders.

In finding that Paragon had stated a proper purpose for the books and records demand, the Court found that, considering the totality of the circumstances, Paragon had demonstrated a credible basis that wrongdoing has occurred at OPT. The Court also rejected OPT’s allegation that Paragon’s true purpose for making the books and demand was improper.

“We are extremely pleased with the Court’s decision. Paragon presented the facts and facts prevail,” stated Sham Gad, Chairman of Paragon. “It’s unfortunate that OPT decided to waste shareholder money to fight Paragon rather than simply working constructively with us, as we have consistently been willing to do. No one ever wins at the expense of shareholders.”

Paragon Technologies, Inc., a diversified holding company, owns approximately 3.9% of the outstanding shares of the Company, which we believe makes Paragon the single largest shareholder in OPT.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Toll-Free Phone: 855-200-8651

Email: OPTT@allianceadvisors.com

Please email us at ir@pgntgroup.com if you would like to learn more.

Paragon Technologies, Inc., together with the other participants named herein, intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,316,307 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, Robert J. Tannor and Samuel S. Weiser will be the participants in the proxy solicitation. Mr. Tannor beneficially owns 213,733 shares of the company’s common stock through Tannor Partners Credit Fund LP, which is controlled by Mr. Tannor. Tannor Capital Advisors LLC is the general partner and investment manager of Tannor Partners Credit Fund LP, and Mr. Tannor is the sole officer and manager of Tannor Capital Advisors LLC. Mr. Tannor has the sole power to direct the voting and disposition of those shares. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES, WHEN AVAILABLE, SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.